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                                                                  Exhibit 8.1

AMRO BANK NV

                                             DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                             Employer Identification Number:
                                                  13-5268975
Date:  July 10, 1997                         DLN:
                                                  17007050007007
ABN AMRO BANK NV                             Person to Contact:
C/O MARK F. ZAENGER                               CINDY PERRY
NISEN & ELLIOTT                              Contact Telephone Number:
200 W ADAMS ST STE 2500                           (513) 241-5199
CHICAGO, IL 60606                            Plan Name:
                                                  GROUP PROFIT SHARING AND
                                                   SAVINGS PLAN
                                             Plan Number: 003
Dear Applicant:

    We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

   Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

   The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

    This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

    Your plan does not consider total compensation for purposes of figuring benefits. In operation, the provision may discriminate in favor of employees who are highly compensated. If this occurs, your plan will not remain qualified.

    Your plan does not provide for contributions on behalf of participants not employed on the allocation date. In operation, the provision may discriminate in favor of employees who are stockholders, officers or highly compensated. If this discrimination occurs, your plan will not remain qualified. (See Rev. Rule. 76-250, 1976-2 C.B. 124.)

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AMRO BANK NV

    This determination letter is applicable for the amendment(s) adopted on 12-18-96 & 12-30-96.

    This determination letter is also applicable for the amendment(s) adopted on 2-12-97.

    This plan has been mandatory disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

    At your request, this determination letter does not express an opinion, and may not be relied on with respect to, whether the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations has been satisfied.

    This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

    This plan also satisfies the requirements of section 1.401(a) (4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

    Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

    Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

    The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

    We have sent a copy of this letter to your representative as indicated in the power of attorney.


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AMRO BANK NV

    If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,

                              /s/ Bobby G. Scott
                              District Director


Enclosures:

Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum


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AMRO BANK NV

    This letter considers the amendments required by the Tax Reform Act 1986 except as otherwise specified in this letter.